Exhibit 99.3

Redemption Request Form Members

You, the undersigned member of Gold Kist Inc., acknowledge receipt of the Notice of Special Meeting of Members and the related disclosure statement-prospectus and elect to have your nonqualified patronage equity redeemed by Gold Kist to the extent provided below.

You acknowledge that Gold Kist will treat the redemption of your nonqualified notified equity pursuant to this election as a distribution of cash to you that is taxable to you as provided in the Gold Kist By-Laws and in Section 1385(a) of the Internal Revenue Code of 1986, as amended. Generally, the cash will be taxable as ordinary income.

You have no requirement to complete and return this form unless you want to request that some or all of your nonqualified patronage equity be redeemed for cash.

To participate in a CASH REDEMPTION referred to in this form, you must select one of the following:

☐ Specific Dollar Amount to be received upon redemption	$ of nonqualified patronage equity to be redeemed

OR

☐ Specific Percentage of Cash to be received upon redemption	% of nonqualified patronage equity to be redeemed

If no redemption amount or percentage is selected, this Redemption Request Form will be discarded and you will receive shares of New Gold Kist common stock and cash in exchange for your patronage equity in the conversion as provided in the related disclosure statement-prospectus. If both an amount and a percentage are selected, you are directing us to use the larger of the two selections and to ignore the other selection.

Please sign exactly as your name appears on your equity statement included with this mailing. When signing as attorney-in-fact, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED: , 2004	Signature:

Printed Name:

Member Number:

Please mark, date, sign and return this Redemption Request Form along with your Ballot Card to SunTrust Bank using the enclosed envelope.

It must be received prior to September 15, 2004.